            Imagination in Education

For Immediate Release

PCS EDVENTURES ANNOUNCES MANAGEMENT CHANGE, ROBERT GROVER NEW CEO

BOISE, Idaho – January 6, 2012 - PCS Edventures!.com, Inc., (OTCBB: PCSV-News) a leading provider of K-12 programs that focus on Science, Technology, Engineering and Mathematics (STEM), today announced that Robert Grover, formerly the Chief Technology Officer and President of the International division of PCS Edventures, will assume the role of CEO immediately.  Valerie Grindle, former CEO, resigned her position as CEO and as a member of the Board of Directors effective January 4, 2012.

Mr. Grover has been with PCS since its inception, worked closely with the original founder of the PCS educational philosophy, and has been the creative force behind PCS products and services for many years.  “I am optimistic and confident regarding the opportunities we have as a company,” said Mr. Grover, “both on the domestic and International front.  PCS is uniquely positioned to be a leader in experiential STEM education programs that can develop students for success in the 21st century.”

Leann Gilberg, CFO at PCS Edventures, a key member of the management team bringing extensive financial and public accounting experience to PCS, said “I am excited about the company and have had the opportunity to talk with past customers as well as attend recent sales presentations in schools.  There is no doubt that we face challenges, but educators are excited about our programs, and so am I.”

The Board of Directors is working closely with the management team during this transition period and is actively engaged in assisting with the execution of the company’s business plan going into the new year.

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills, including critical thinking, problem solving, creativity, and communications. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math

(STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available on the Internet at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

_ _

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting the factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended March 31, 2011 and Form 10-Q for the six months ended September 30, 2011 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Contact Information:

Financial Contact:  Leann Gilberg 1.800.429.3110 X 136, lgilberg@pcsedu.com

Investor Contact:  Robert Grover 1.800.429.3110 X 102, rgrover@pcsedu.com

Web Site:

              www.edventures.com